FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-123279



                                   PROSPECTUS


                      ACCESS INTEGRATED TECHNOLOGIES, INC.

                    4,593,869 SHARES OF CLASS A COMMON STOCK


     This prospectus may be used by selling stockholders of Access Integrated Technologies, Inc., which stock holders purchased (i) 1,867,322 shares of our Class A common stock issuable upon the conversion of convertible debentures in our February 2005 private offering, (ii) 560,197 shares of our Class A common stock issuable upon the exercise of warrants issued to those security holders and (iii) 456,936 shares issuable as payment of interest on the convertible debentures. We are contractually obligated under our registration rights agreements with such selling stockholders in our February 2005 private offering to register 125% of the shares they may resell under such registration rights agreements. This prospectus may also be used by selling stockholders who exercised their piggyback registration rights with regard to 988,301 shares of our Class A common stock that they acquired in our November 2004 private offering and in our acquisition of substantially all of FiberSat Global Services, LLC's assets.

     The shares of our Class A common stock offered hereby may be sold from time to time by one or more of the selling stockholders. No selling stockholder is required to offer or sell any shares of our Class A common stock pursuant to this prospectus. The selling stockholders anticipate that, if and when offered and sold, the shares of our Class A common stock will be offered and sold in transactions effected on the American Stock Exchange at then prevailing market prices. The selling stockholders reserve the right, however, to offer and sell shares of our Class A common stock on any other national securities exchange on which our Class A Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at prices then to be negotiated.

     We will not receive any proceeds from the offer and sale of any shares of our Class A common stock by the selling stockholders pursuant to this prospectus, other than payment of the exercise price of the warrants. All proceeds from sales of shares of our Class A Common Stock pursuant to this prospectus will be paid directly to the selling stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will bear all of the expenses in connection with the registration of the shares of our Class A Common Stock offered hereby, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the selling stockholders or us in connection with sales of the shares of our Class A Common Stock offered hereby, except that usual and customary brokers' commissions or dealers' discounts may be paid or allowed by the selling stockholders.

     The shares of our Class A common stock are listed for trading on the American Stock Exchange under the symbol "AIX". On March 10, 2005, the last reported sale price of our Class A common stock was $4.40 per share.

                    ----------------------------------------

      INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                   ----------------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ----------------------------------------

                 The date of this prospectus is March 21, 2005.

                              ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, selling stockholders may, from time to time, offer and sell shares of our Class A common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our Class A common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" in this prospectus.

     You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. Our filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the "REGISTRATION STATEMENT" or the "REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART" mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC's web site described above and can be read and copied at the locations described above.

     Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "INCORPORATE BY REFERENCE" in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

     We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

     o our annual report on Form 10-KSB for the year ended March 31, 2004, filed with the SEC on June 25, 2004;

     o our quarterly report on Form 10-QSB for the three months ended June 30, 2004, filed with the SEC on August 12, 2004;

     o our quarterly report on Form 10-QSB for the three months ended September 30, 2004, filed with the SEC on November 12, 2004;

     o our quarterly report on Form 10-QSB for the three months ended December 31, 2004, filed with the SEC on February 14, 2005;

     o our proxy statement, dated September 22, 2004, filed with the SEC on September 21, 2004;

     o our current report on Form 8-K, dated April 2, 2004, filed with the SEC on April 2, 2004;

     o our current report on Form 8-K, dated April 29, 2004, filed with the SEC on April 29, 2004;

     o our current report on Form 8-K, dated June 3, 2004, filed with the SEC on June 3, 2004;

     o our current report on Form 8-K, dated June 7, 2004, filed with the SEC on June 8, 2004;

     o our current report on Form 8-K, dated June 10, 2004, filed with the SEC on June 10, 2004;

     o our current report on Form 8-K, dated August 12, 2004, filed with the SEC on August 12, 2004;

     o our current report on Form 8-K, dated August 12, 2004, filed with the SEC on August 12, 2004;

     o our current report on Form 8-K, dated September 14, 2004, filed with the SEC on September 14, 2004;

     o our current report on Form 8-K, dated October 21, 2004, filed with the SEC on October 21, 2004;

     o our current report on Form 8-K, dated November 1, 2004, filed with the SEC on November 1, 2004;

     o our current report on Form 8-K/A, dated November 8, 2004, filed with the SEC on November 8, 2004;

     o our current report on Form 8-K, dated November 10, 2004, filed with the SEC on November 10, 2004;

     o our current report on Form 8-K, dated November 19, 2004, filed with the SEC on November 19, 2004;

     o our current report on Form 8-K, dated December 27, 2004, filed with the SEC on December 27, 2004;

     o our current report on Form 8-K/A, dated February 2, 2005, filed with the SEC on February 2, 2005;

     o our current report on Form 8-K, dated February 10, 2005, filed with the SEC on February 10, 2005;

     o our current report on Form 8-K, dated February 10, 2005, filed with the SEC on February 10, 2005;

     o our current report on Form 8-K, dated March 8, 2005, filed with the SEC on March 9, 2005; and

     o the description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on September 24, 2003.

     Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

     You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: Access Integrated Technologies, Inc., 55 Madison Avenue, Suite 300, Morristown, NJ 07960, Attention: General Counsel, Telephone (973) 290-0080.

                           FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "believe," "expect," "may," "will," "should," "seek," "plan," "intend" or "anticipate" or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

         o successful integration of acquired businesses;

         o the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business;

         o economic and market conditions;

         o the performance of our targeted markets;

         o changes in business relationships with our major customers;

         o competitive product and pricing pressures; and

         o the other risks and uncertainties that are described in this prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

                               PROSPECTUS SUMMARY


     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING A DECISION TO INVEST OUR IN CLASS A COMMON STOCK. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

In this prospectus, "AccessIT", "we," "us," "our" and the "Company" refer to Access Integrated Technologies, Inc. and its subsidiaries unless the context otherwise requires.

                                  OUR BUSINESS

AccessIT was organized on March 31, 2000 and we are in the business of providing software services and technology solutions to the motion picture industry, and operating Internet data centers. Recently, we have actively expanded into new and interrelated business areas relating to the delivery and management of digital cinema content to entertainment venues worldwide. These businesses, supported by our Internet data center business, have become our primary strategic focus.

Our business focus is to create a secure, managed and complete system that consists of software to book, track and perform accounting functions for digital content in movie theatres, deliver digital content to multiple locations and provide the content management software for managing all brands of in-theatre playback systems and projection systems for the digital cinema marketplace. This system is designed to enable the motion picture industry to move from the analog world to the digital world. The system is intended to use all of our businesses:


MEDIA SERVICES

         o Digital Media Delivery - digital media managed delivery services and theatre management player software for use in theatres from Access Digital Media, Inc. ("AccessDM") our wholly owned subsidiary, and satellite delivery services from FiberSat Global Services, Inc. ("FiberSat"), our wholly owned subsidiary. ADM Cinema Corporation ("ADM Cinema"), our wholly owned subsidiary which acquired the Pavilion Theatre/Entertainment Complex located in the Park Slope section of Brooklyn, New York (the "Pavilion Theatre"), will utilize our digital media managed delivery services and media player software products; and

         o Movie Distribution and Exhibitor Software - Hollywood Software, Inc. ("Hollywood SW"), our wholly owned subsidiary, develops and licenses distribution and exhibitor software products and services.

DATA CENTER SERVICES

         o Data Centers - AccessIT's 10 Internet data centers ("IDCs" or "data centers"), including redundant sites in Los Angeles and New York City; and

         o Managed Service Offerings- managed storage and network and systems management services by Core Technology Services, Inc. ("Core"), our wholly owned subsidiary, and AccessIT.

Our system provides a digital content owner with the secure delivery of multiple files to multiple locations throughout the world with proactive notification and security management. Our system also provides the digital content exhibitor with access to digital content, freedom to choose what to play and when to play it with proactive notifications and management software. We have created a system whereby digital content is delivered where it is supposed to go, is played when it is supposed to be played along with the ability to act upon and report back management and financial information. We also have created software designed to enable a movie exhibitor to run all projects in a multiple auditorium theatre from one central server, regardless of the hardware type or manufacturer.

We have two reportable segments: Media Services, which represents the operations of AccessDM (including Boeing Digital (as defined below)), ADM Cinema, FiberSat and Hollywood SW, and Data Center Services, which are comprised of our IDC operations and Managed Service Offerings.

In February 2003, we organized AccessDM, which in May 2004, became our wholly-owned subsidiary. AccessDM has developed proprietary software, Digital Express e-Courier, capable of worldwide delivery of digital data -- including movies, advertisements and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues having digital projection equipment. We are also in the process of developing media player software for use by digitally-equipped movie theaters called Theatre Command Centre.

In November 2003, we acquired all of the capital stock of Hollywood SW, a leading provider of proprietary transactional support software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada (the "Hollywood SW Acquisition"). Its licensed software records and manages information relating to the planning, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. In addition, Hollywood SW's software complements, and is integrated with, AccessDM's digital content delivery software by enabling Hollywood SW's customers to seamlessly plan and schedule delivery of digital content to entertainment venue operators as well as to manage the related financial transactions.

In an effort to increase the competitive advantage of the IDCs, on January 9, 2004, we acquired Core, a managed service provider of information technologies. As an information technology outsourcing organization, Core manages clients' networks and systems in over 35 countries in Europe, Asia and North and South America and more than 20 states in the United States. Core operates a 24x7 Global Network Command Center ("GNCC"), capable of running the networks and systems of large corporate clients. The 4 largest customers of Core accounted for approximately 77% of its revenues for the year ended March 31, 2004. The managed services capabilities of Core have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

In March 2004, we acquired certain assets of Boeing Digital Cinema ("Boeing Digital"), a division of The Boeing Company ("Boeing"). These assets were purchased to further our strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theaters in the United States and at one location in London, England, and satellite transmission equipment which we installed in Los Angeles, California.

Also in March 2004, we refinanced approximately $4.2 million aggregate principal amount (plus accrued and unpaid interest) of our promissory notes pursuant to an exchange offer. In exchange for these promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which as of March 1, 2005 were convertible into a maximum of 310,857 shares of our Class A common stock.

In May 2004, we entered into an agreement with the holder of 750,000 shares of AccessDM's common stock, to exchange all of their shares for 31,300 unregistered shares of AccessIT's Class A common stock. As a result of the transaction, which was consummated as of May 31, 2004, AccessIT now holds 100% of AccessDM's common stock.

In June 2004, we consummated a $4.87 million private placement of 1,217,500 unregistered shares of our Class A common stock with institutional and other accredited investors. Pursuant to the private placement, we also issued to the investors and the placement agent warrants to purchase up to 243,500 and 60,875 shares of our Class A common stock, respectively, at an exercise price of $4.80 per share, exercisable upon receipt.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors (the "November 2004 PIPE"). The net


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

proceeds of approximately $1.023 million from such private placement were used for the FiberSat Acquisition (as defined below) and for working capital.

Also in November 2004, we acquired substantially all of the assets and certain liabilities of FiberSat Global Services, LLC ("FiberSat Seller") through our subsidiary FiberSat (the "FiberSat Acquisition"). FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of our digital cinema satellite delivery services. By completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by FiberSat's fully operational data storage and uplink facility located in Los Angeles, California. FiberSat has the ability to provide broadband video, data and Internet transmission and encryption services for the broadcast and cable television and communications industries.

In February 2005, we consummated a private placement of $7.6 million, 4-year convertible debentures (the "Convertible Debentures"). The Convertible Debentures bear interest at the rate of 7% per year and are convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustments from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors warrants (the "Convertible Debentures Warrants") exercisable for up to 560,197 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants may be exercised beginning on September 9, 2005 until five years thereafter.

Also in February 2005, we, through ADM Cinema, consummated the acquisition of substantially all of the assets of the Pavilion Theatre. The Pavilion Theatre is an eight-screen movie theatre and cafe and will be a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become our showplace to demonstrate our integrated digital cinema solutions to the movie entertainment industry.

We offer interrelated services that use each of our business units for the planning, purchasing, delivery and management of digital content -- such as movies, advertising, trailers and alternative content, including concerts, seminars and sporting events -- to movie theater and other venue operators. We believe that our ability to offer a wide range of fully managed services will differentiate us from other service providers, including distributors of other types of digital media.

For the three months ended December 31, 2004, we received 47% and 53%, respectively, of our revenues from the Media Services and Data Center Services segments. For the nine months ended December 31, 2004, we received 35% and 65%, respectively, of our revenue from the Media Services and Data Center Services segments. During the fiscal year ended March 31, 2004, we received 81% of our revenue from the Data Center Services segment and 19% of our revenue from the Media Services segment. For the fiscal year ended March 31, 2004, KMC Telecom, AT&T and Metro Goldwyn Mayer ("MGM") comprised approximately 27%, 12% and 10% of our revenues, respectively. No other single customer accounted for greater than 10% of revenues during the fiscal year ended March 31, 2004. From our inception through November 3, 2003, all of our revenues have been derived from monthly license fees and fees from other ancillary services provided by us at our IDCs.

Our principal executive offices are at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number at such offices is (973) 290-0080. Our e-mail address is investor@accessitx.com and our web site address is www.accessitx.com. Information accessed on or through our web site does not constitute a part of this prospectus.


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

                                  THE OFFERING

Class A common stock offered
by selling stockholders...........................4,593,869 shares (1)

Common stock equivalents
presently outstanding.............................10,401,233 shares (2)

Common stock equivalents to be
outstanding immediately
after this offering...............................10,401,233 shares (2)

Use of proceeds...................................We will not receive any proceeds from the resale of
                                                  shares   of  our   Class  A
                                                  common stock by the selling
                                                  stockholders,   other  than
                                                  payment  of  the   exercise
                                                  price of the warrants.


American Stock Exchange symbol....................AIX

     (1) This prospectus covers the resale by the selling stockholders named in this prospectus of up to (i) 2,334,152 shares, 125% of 1,867,322 shares issuable upon conversion of convertible debentures, all of which convertible debentures were issued to investors pursuant to the Purchase Agreement, (ii) 700,246 shares, 125% of 560,197 shares issuable upon exercise of outstanding warrants, all of which warrants were issued to investors pursuant to the Purchase Agreement, (iii) 571,170 shares, 125% of 456,936 shares issuable as payment of interest on the convertible debentures pursuant to the Purchase Agreement; and
         (iv) 988,301 shares that were issued to certain accredited investors under the November 2004 PIPE and to certain members of FiberSat Seller under the FiberSat Acquisition who exercised their piggyback registration rights (see footnotes to the "Selling Stockholders" table below). The offered shares have been or will be issued to the selling stockholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of Class A common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Please see "Plan of Distribution" in this prospectus for a detailed explanation of how the shares of Class A common stock may be sold.

     (2) Reflects 9,415,422 outstanding shares of our Class A common stock as of March 1, 2005, and 985,811 outstanding shares of our Class B common stock, which are convertible into 985,911 shares of Class A common stock as of March 1, 2005; excludes 51,440 treasury shares and up to 3,897,661 shares of Class A common stock issuable upon the exercise of outstanding warrants and options as of March 1, 2005.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.

                                -----------------

                                  RISK FACTORS

AN INVESTMENT IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN OUR CLASS A COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE PRESENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR COMPANY. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OR YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings. We incurred net losses of $2.33 million and $4.0 million in the nine months ended December 31, 2003 and 2004, respectively. As of December 31, 2004, we had working capital of $224,000 and cash and cash equivalents of $1.52 million; we had an accumulated deficit of $18.7 million; and, from inception through such date, we had used $8.0 million in cash for operating activities. Our net losses are likely to continue for the foreseeable future.

Our profitability is dependent upon us achieving a sufficient volume of business from our customers. If we cannot achieve a high enough volume, we likely will incur additional net and operating losses. We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and negative cash flows may increase as and to the extent that we increase the size of our business operations, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses. These efforts may prove to be more expensive than we
currently  anticipate,   which  could  further  increase  our  losses.  We  must
significantly increase our revenues in order to become profitable. We cannot reliably predict when, or if, we will become profitable. Even if we achieve profitability, we may not be able to sustain it. If we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements.

WE HAVE LIMITED EXPERIENCE IN OUR BUSINESS OPERATIONS, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO GENERATE SUFFICIENT REVENUES TO ACHIEVE PROFITABILITY.

We were incorporated on March 31, 2000. Our original business was data center operations. Our first IDC became operational in December 2000.

In addition to our data center operations, we have expanded into three new business areas: (a) providing back office transactional software for distributors and exhibitors of filmed and digital entertainment through Hollywood SW; (b) providing software and systems for the delivery of digital entertainment, such as movies, to movie theaters and other venues through AccessDM; (c) providing information technologies, secure system monitoring of telecommunications and data network outsourcing through Core, (d) providing satellite delivery services through FiberSat; and (e) operation of a movie theatre, restaurant and cafe through ADM Cinema. Although we have retained the senior management of Hollywood SW, Core, and FiberSat, we have little experience in these new areas of business and cannot assure you that we will be able to develop and market the services provided thereby. None of these new businesses is directly related to our data center operations and we cannot assure you that any of them will complement our data center operations, or vice versa. We also cannot assure you that we will be able successfully to operate these businesses. Our efforts to expand into these three new business areas may prove costly and time-consuming and may divert a considerable amount of resources from our data center operations.

Our lack of operating experience in the digital cinema industry and providing transactional software for movie distributors could result in:

         o increased operating and capital costs;

         o an inability to effect a viable growth strategy;

         o service interruptions for our customers; and

         o an inability to attract and retain customers.

We may not be able to generate sufficient revenues to achieve profitability through the operation of our data centers, our digital cinema business or our movie distribution software business. We cannot assure you that we will be successful in marketing and operating these new businesses or, even if we are successful in doing so, that we will not experience additional losses.

ACCESSDM IS AN EARLY-STAGE COMPANY AND MAY NOT BE ABLE TO MARKET SUCCESSFULLY ITS DIGITAL CONTENT DELIVERY SERVICES.

AccessDM, is an early-stage company. It is expected to provide software and systems for the delivery of digital content to movie theaters and other venues. We recently completed development of a working version of this software, with final testing completed in September 2003. We did not, however, have the personnel to develop this type of software and we hired outside consultants to assist us. In addition, we may never be successful in developing software that is commercially saleable or that our customers will buy. Moreover, other companies that are attempting to develop similar software may be able to market and sell their versions before or more cost-effectively than we can.

OUR RECENT ACQUISITIONS INVOLVE RISKS, INCLUDING OUR INABILITY TO INTEGRATE SUCCESSFULLY THE NEW BUSINESSES AND OUR ASSUMPTION OF CERTAIN LIABILITIES.

We have recently made meaningful acquisitions to expand into new business areas. However, we may experience costs and hardships in integrating the new acquisitions into our current business structure. On November 3, 2003 we acquired Hollywood SW and on January 9, 2004 we acquired Core. On March 29, 2004, we acquired assets used in the operations of Boeing Digital, a business unit of Boeing, which we intend to integrate into the business of AccessDM. On November 17, 2004, we acquired assets of FiberSat Seller. Most recently, on February 11, 2005, we acquired the Pavilion Theatre through ADM Cinema. We may not be able to integrate successfully the acquired businesses and assets into our existing business. We cannot assure you that we will be able to effectively market the services provided by Hollywood SW, AccessDM, Core, FiberSat and the Pavilion Theatre along with our data centers. Further, these new businesses and assets may involve a significant diversion of our management time and resources and be costly. Our acquisition of these businesses and assets also involves the risks that the businesses and assets acquired may prove to be less valuable than we expected and/or that we may assume unknown or unexpected liabilities, costs and problems. In addition, we assumed certain liabilities in connection with these acquisitions and we cannot assure you that we will be able to adequately pay off such assumed liabilities. Other companies that offer similar products and services may be able to market and sell their products and services more cost-effectively than we can.

BECAUSE THE USE OF ACCESSDM'S SERVICES LARGELY DEPENDS ON THE EXPANDED USE OF DIGITAL PRESENTATIONS REQUIRING ELECTRONIC DELIVERY, IF SUCH EXPANDED USE DOES NOT OCCUR, NO VIABLE MARKET FOR ACCESSDM'S SERVICES MAY DEVELOP.

Even if we are among the first to develop software and systems for the delivery of digital content to movie theaters and other venues, the demand for them will largely depend on a concurrent expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance, however, that major movie studios that currently rely on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's delivery systems and software.

IF WE DO NOT MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.

We may not be successful in managing our rapid growth. Since February 2003, we acquired five businesses and in connection with those acquisitions, we formed three additional subsidiaries. These subsidiaries operate in business areas different from our data center operations business. The number of our employees has grown from 11 in March 2003 to 34 in March 2004 and to 58 by December 2004. Past growth has placed, and future growth will continue to place, a significant challenge to our management and resources, related to the successful integration of the newly acquired businesses. To manage the expected growth of our operations, we will need to improve our existing and implement new operational and financial systems, procedures and controls. We may also need to expand our finance, administrative, client services and operations staff and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

WE MAY NOT BE ABLE TO GENERATE THE AMOUNT OF CASH NEEDED TO FUND OUR FUTURE OPERATIONS.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, may depend on our ability to generate cash in the future. Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations and available cash financed through the issuance of common stock and promissory notes will be adequate to meet our future liquidity needs for at least one year from the date of this prospectus. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

         o reducing capital expenditures;

         o reducing research and development efforts;

         o selling assets;

         o restructuring or refinancing our remaining indebtedness; and

         o seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

WE MAY CONTINUE TO HAVE CUSTOMER CONCENTRATION IN OUR BUSINESS, AND THE LOSS OF ONE OR MORE OF OUR LARGEST CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

We expect that we will rely, at least in the near future, upon a limited number of customers for a substantial percentage of our revenues and may continue to have customer concentration company-wide. For fiscal years 2003 and 2004, our four largest IDC customers accounted for approximately 60% and 54% of our revenues, respectively (our largest customer, KMC Telecom, accounted for approximately 17% and 27%, respectively of our revenues for such fiscal years, and our second largest customer, AT&T, accounted for approximately 21% and 12%, respectively, of our revenues for such fiscal years). For the nine months ended December 31, 2004 our four largest IDC customers accounted for approximately 39% of our revenues (our largest customer, KMC Telecom, accounted for approximately 20% of our revenues, and our second largest customer, AT&T, accounted for approximately 9% of our revenues. The revenues generated from our IDC business constituted approximately 57% of our total revenue for the nine months ended December 31, 2004.

To date, AccessDM has generated revenues of $173,000 and we anticipate that AccessDM will not generate any significant revenues through March 31, 2005. For the five months ended March 31, 2004 (the approximate period of ownership of Hollywood SW by AccessIT), the five largest customers of Hollywood SW accounted for approximately 87% of its revenues (its largest customer, MGM, accounted for approximately 54% of its revenues for such period). For the nine months ended December 31, 2004, the five largest customers of Hollywood SW accounted for approximately 81% of its revenues (its largest customer, Twentieth Century Fox, accounted for approximately 30% of its revenues, and its second largest customer, MGM, accounted for approximately 25% of its revenue, for such period). For the three months ended March 31, 2004 (the approximate period of ownership of Core by AccessIT during the period), the 4 largest customers of Core accounted for approximately 77% of its revenues. For the nine months ended December 31, 2004, the 4 largest customers of Core accounted for approximately 73% of its revenues. A loss of or decrease in business from one or more of our largest customers for any reason could have a material adverse effect on our business, financial position and results of operations.

OUR  SUBSTANTIAL  DEBT  AND  LEASE   OBLIGATIONS   COULD  IMPAIR  OUR  FINANCIAL
FLEXIBILITY AND OUR COMPETITIVE POSITION.

We now have, and will continue to have, significant debt obligations. We currently have notes payable to third parties with principal amounts aggregating $15.5 million as of March 1, 2005. We also have capital lease obligations with principal amounts aggregating $435,000 as of March 1, 2005.

These obligations could have important consequences for us, including:

         o limiting our ability to obtain necessary financing in the future and make it more difficult for us to satisfy our lease and debt obligations;

         o requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

         o making us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business; and

         o placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

AN INABILITY TO OBTAIN NECESSARY FINANCING MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION, OPERATIONS AND PROSPECTS IF UNANTICIPATED CAPITAL NEEDS ARISE.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses. We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions. If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate. We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all. We will be restricted on the type and amount of additional indebtedness that we may incur as a result of our acquisition of Hollywood SW. In connection with the acquisition of Hollywood SW, we issued secured promissory notes to the sellers that will be senior to all indebtedness during the term of those notes other than any debt provided by a bank or institutional lender, which is less than $1 million in aggregate principal amount, unsecured or secured by the assets of Hollywood SW and its subsidiaries. We will also be restricted on the type of additional indebtedness that we may incur as a result of our Convertible Debentures. An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects.

OUR  PLAN  TO  ACQUIRE  ADDITIONAL  BUSINESSES  INVOLVES  RISKS,  INCLUDING  OUR
INABILITY   SUCCESSFULLY   TO  COMPLETE  AN   ACQUISITION,   OUR  ASSUMPTION  OF
LIABILITIES, DILUTION OF YOUR INVESTMENT AND SIGNIFICANT COSTS.

We intend to make further acquisitions of similar or complementary businesses or assets, although there are no acquisitions identified by us as probable at this time. Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers. Completing an acquisition and integrating an acquired business, including our recently acquired businesses, may require a significant diversion of management time and resources and involves assuming new liabilities. Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems. If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

WE EXPECT COMPETITION TO BE INTENSE: IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE SERIOUSLY HARMED.

The market for the IDC facilities and managed services business, the digital cinema business and the movie distribution software business, although relatively new, are competitive, evolving and subject to rapid technological and other changes. We expect the intensity of competition in each of these areas to increase in the future. Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business. Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business. In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies. As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations. Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us. We may not be able to compete successfully with our competitors. If we are unable to compete successfully, our business and results of operations will be seriously harmed.

WE FACE THE RISKS OF AN EARLY-STAGE COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET AND MAY NOT BE ABLE SUCCESSFULLY TO ADDRESS SUCH RISKS AND EVER BE SUCCESSFUL OR PROFITABLE.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

         o lack of operating experience;

         o net losses;

         o lack of sufficient customers;

         o insufficient revenues and cash flow to be self-sustaining;

         o necessary capital expenditures;

         o an unproven business model;

         o a changing business focus; and

         o difficulties in managing potentially rapid growth.

This is particularly the case with respect to our newly acquired businesses. We cannot assure you that we will ever be successful or profitable.

MANY OF OUR CORPORATE ACTIONS MAY BE CONTROLLED BY OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS; THESE ACTIONS MAY BENEFIT THESE PRINCIPAL STOCKHOLDERS MORE THAN OUR OTHER STOCKHOLDERS.

As of March 1, 2005, our directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 41% of our outstanding common stock. In particular, A. Dale Mayo, our President and Chief Executive Officer, beneficially holds 985,811 shares of Class B common stock, 9,601 shares of Class A common stock, and notes which are convertible into 45,412 shares of Class A common stock, which collectively represent approximately 10% of our outstanding common stock, but due to the supervoting Class B common stock, represent approximately 51% of the voting power. These stockholders, and Mr. Mayo himself, will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations. Our Class B common stock entitles the holder to ten votes per share. The shares of Class A common stock have one vote per share. Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company; under his employment agreement, for example, Mr. Mayo is entitled to receive cash bonuses based on our revenues, regardless of our earnings, if any.

OUR SUCCESS WILL SIGNIFICANTLY DEPEND ON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected. In particular, our performance depends significantly upon the continued service of A. Dale Mayo, our President and Chief Executive Officer, whose experience and relationships in the movie theater industry are integral to our business, particularly in the business areas of Hollywood SW and AccessDM. Although we have obtained two $5 million key-man life insurance policies in respect of Mr. Mayo, the loss of his services would have a material and adverse effect on our business, operations and prospects. Each policy carries a death benefit of $5 million, and while we are the beneficiary of each policy, under one of the policies the proceeds will be used to repurchase, after reimbursement of all premiums paid by us some, or all, of the shares of our capital stock held by Mr. Mayo's estate at the then-determined fair market value. We also rely on the experience and expertise of Russell J. Wintner, AccessDM's President and Chief Operating Officer, the two co-founders of Hollywood SW, David Gajda and Robert Jackovich, who manage Hollywood SW's day-to-day operations, and Ravi Patel, FiberSat's President and Chief Operating Officer. In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets. Although we do not currently hold any copyrights, patents or registered trademarks, we do have intellectual property consisting of:

         o licensable software products;

         o rights to certain domain names;

         o registered service marks on certain names and phrases;

         o various unregistered trademarks and service marks;

         o know-how; and

         o rights to certain logos.

If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary. In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property. Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software. We do not, however, have any patents with respect to such software. Because there is no patent protection in respect of our software, other companies are not prevented from developing and marketing similar software. We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software. We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

SERVICE AND OTHER INTERRUPTIONS COULD POTENTIALLY REDUCE OUR REVENUES AND HARM OUR REPUTATION AND FINANCIAL RESULTS.

Our facilities and our customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Any of these events or other unanticipated problems could interrupt our customers' ability to provide services from our facilities. This could damage our reputation, make it difficult to attract new and retain customers and cause our customers to terminate their contracts with us and to seek damages. Any of these events could have a material adverse effect on our business, financial position and prospects.

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES, WHICH, IF NOT MAINTAINED, MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS.

We are not a communications carrier and, therefore, we rely substantially on third parties to provide our customers with access to voice, data and Internet networks. We must maintain relationships with third-party network providers in order to offer our data center customers access to a choice of networks. Many carriers have their own data center facilities and may be reluctant to provide network services at our data centers. As a result, some carriers may choose not to connect their services to our data centers. We do not own any real property and depend on our ability to negotiate favorable lease terms with the owners of our data center facilities. The use of our IDCs is limited to the extent that we do not extend or renew our leases, in which case we might not be able to accommodate our customers, particularly if we were unable to relocate timely to a comparable facility.

The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract and retain customers and achieve profitability. We rely on third parties to provide electrical power to our data centers, and cannot be certain that these parties will provide adequate electrical power or that we will have the necessary infrastructure to deliver such power to our customers. If the electrical power delivered to our facilities is inadequate to support our customers' requirements or if delivery is not timely, our results of operations and financial position may be materially and adversely affected.

WE MAY HAVE DIFFICULTY COLLECTING PAYMENTS FROM SOME OF OUR CUSTOMERS AND INCUR COSTS AS A RESULT.

A number of our customers are early stage companies. In addition, many of our customers are telecommunications companies, and many telecommunications companies have been experiencing significant financial difficulties. There is a risk that these companies will experience difficulty paying amounts owed to us, and we might not be able to collect on a timely basis all monies owed to us by some of them. Although we intend to remove customers that do not pay us in a timely manner, we may experience difficulties and costs in collecting from or removing these customers.

IF WE DO NOT RESPOND TO FUTURE ADVANCES IN TECHNOLOGY AND CHANGES IN CUSTOMER DEMANDS, OUR FINANCIAL POSITION, PROSPECTS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

The demand for our digital cinema business, movie distribution software and data centers will be affected, in large part, by future advances in technology and changes in customer demands. Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We cannot assure you that there will be a demand for the digital cinema software and delivery services provided by AccessDM. AccessDM's profitability depends largely upon the general expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance that major movie studios relying on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's software and systems.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS RELATING TO THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

Our data centers contain tanks for the storage of diesel fuel for our generators and significant quantities of lead acid batteries used to provide back-up power generation for uninterrupted operation of our customers' equipment. We cannot assure you that our systems will be free from leaks or that use of our systems will not result in spills. Any leak or spill, depending on such factors as the nature and quantity of the materials involved and the environmental setting, could result in interruptions to our operations and the incurrence of significant costs, particularly to the extent we incur liability under applicable environmental laws. This could have a material adverse effect on our business, financial position and results of operations.

                   RISKS RELATING TO OUR CLASS A COMMON STOCK

THE LIQUIDITY OF OUR CLASS A COMMON STOCK IS UNCERTAIN; THE LIMITED TRADING VOLUME OF OUR CLASS A COMMON STOCK MAY DEPRESS THE PRICE OF SUCH STOCK OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

Although shares of our Class A common stock are listed on the American Stock Exchange (the "AMEX"), there has been a limited public market for our Class A common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, you may not be able to sell your shares of Class A common stock in short time periods, or possibly at all. The absence of an active trading market may cause the price per share of our Class A common stock to fluctuate significantly.

SUBSTANTIAL RESALES OF OUR CLASS A COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

The market price for our Class A common stock could decline, perhaps significantly, as a result of resales of a large number of shares of Class A common stock in the public market or even the perception that such resales could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have a substantial number of options, warrants and other securities convertible into shares of our Class A common stock outstanding that may be exercised in the future. Certain holders of these warrants and convertible securities, as well as holders of our outstanding shares of Class A common stock, have piggy-back registration rights and the holder of shares of Class A common stock issuable in exchange for its shares of preferred stock and certain warrants has demand and piggy-back registration rights. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF CERTAIN FUTURE EQUITY ISSUANCES.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of our Class A common stock. To the extent that these options, warrants or similar securities are exercised or converted, as the case may be, there will be further dilution to holders of shares of our Class A common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the "DGCL") could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock. The terms of our preferred stock may be fixed by the company's board of directors without further stockholder action. The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of our Class A common stock. Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Class A common stock and adversely affect the trading price of our Class A common stock.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like the AMEX, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals. As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company's securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

WE MAY NOT BE ABLE TO MAINTAIN LISTING ON THE AMEX, WHICH MAY ADVERSELY AFFECT THE ABILITY OF PURCHASERS IN THIS OFFERING TO RESELL THEIR SECURITIES IN THE SECONDARY MARKET.

Our Class A common stock is presently listed on the AMEX. However, we cannot assure you that the company will meet the criteria for continued listing on the AMEX. If the company is unable to meet the continued listing criteria of the AMEX and became delisted, trading of the Class A common stock could thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the company's securities.

If the shares of Class A common stock were delisted from the AMEX, they may become subject to Rule 15g-9 under the Exchange Act, which imposes sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors." Application of this Rule could adversely affect the ability and/or willingness of broker-dealers to sell the company's securities and may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

                                 USE OF PROCEEDS

We will receive no proceeds from the sale of any of or all of the shares being offered by the selling stockholders under this prospectus. We will receive an amount of up to approximately $2,487,275 upon the exercise of the warrants, if exercised, as to which we are registering the underlying shares of Class A common stock. Any proceeds that we receive from the exercise of outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

                              SELLING STOCKHOLDERS

The following table sets forth as of March 1, 2005, certain information with respect to the beneficial ownership of the Class A common stock as to each selling stockholder.

                                                                       Shares which
                                                                      may be Offered
                                         Shares Beneficially Owned      Pursuant to      Shares Beneficially Owned
                                            Prior to Offering          This Offering        After Offering (A)
                                         -------------------------    --------------     -------------------------

NAME                                         NUMBER       PERCENT (b)                        NUMBER       PERCENT (b)
-----------------------------------      -------------    -----------                    -------------    -----------

Alexandra Global Master Fund, Ltd.,
c/o Alexandra Investment Management
LLC, 767 Third Avenue, 39th Floor,
New York, New York 10017..............     184,275 (c)(d)    1.9%        239,558 (n)           -             -

AG Domestic Convertibles, L.P., 245
Park Avenue, 26th Floor, New York,
New York 10167.........................    152,392 (e)       1.6%        167,690 (o)       23,400 (bb)       *

AG Offshore Convertibles, Ltd., 245
Park Avenue, 26th Floor, New York,
New York 10167.........................    282,658 (f)       3.0%        311,425 (p)       43,100 (bb)       *

Basso Multi-Strategy Holding Fund
Ltd., 1266 East Main Street,
Stamford, Connecticut 06902............    622,850 (d)(g)    6.6%        809,705 (q)           -             -

Basso Private Opportunity Holding
Fund Ltd., 1266 East Main Street,
Stamford, Connecticut 06902............    175,676 (d)(h)    1.8%        228,379 (r)           -             -

Catalyst Associates, L.P., 20 West
Avenue, Darien Connecticut 06820.......    337,420 (i)       3.5%        191,646 (s)      190,000 (bb)      2%

Pequot Capital Management, Inc., 500
Nyala Farm Road, Westport,
Connecticut 06880......................    368,550 (j)       3.9%        479,115 (t)           -             -

Michael Farina,
837 Stephen Road, Burbank, CA
91504..................................      5,000            *            5,000 (u)           -             -

Richard M. Wolfe,
7171 Chelan Way, Los Angeles, CA
90068..................................    333,025           3.5%        333,025 (v)           -             -

Scott Edward Smith,
1936 Nettlebrook Street
Westlake Village, CA  91361............      7,500            *            7,500 (w)           -             -


                                       19

Globecomm Systems Inc.,
45 Oser Avenue,
Hauppauge, NY 11788....................     50,000 (k)        *           50,000 (x)           -             -

McKibben Communications,
10018 Nevada Avenue
Chatsworth, CA 91311...................     10,000            *           10,000 (y)           -             -

BFS US Special Opportunities
Trust PLC,
c/o RENN Capital Group, Inc.
8080 N. Central Expressway,
Suite 210, LB-59
Dallas, TX 75219.......................    291,388 (l)(m)      3%        291,388 (z)           -             -


Renaissance US Growth Investment
Trust PLC,
c/o RENN Capital Group, Inc.
8080 N. Central Expressway, Suite
210, LB-59
Dallas, TX 75219......................     291,388 (l)(m)      3%        291,388 (aa)           -             -

Total Selling Stockholders............   3,112,122            33%      3,415,819                -             -


--------------------

*    Less than 1%

(a)  Assumes sale of all shares offered under this prospectus.

(b) Applicable percentage of ownership is based on 9,415,422 shares of Class A common stock outstanding as of March 1, 2005 together with all applicable options, warrants and other securities convertible into shares of our Class A common stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Class A common stock subject to options, warrants or other convertible securities exercisable within 60 days after March 1, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.

(c) Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC, which is the investment advisor to this selling stockholder, and may be deemed to beneficially own its shares. Each of Messrs. Filimonov and Sogoloff, and Alexandra Investment Management, LLC disclaims beneficial ownership of this selling stockholder's shares.

(d) Represents the number of shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005. (e) Includes 23,400 shares of Class A common stock this selling stockholder owns as of March 1, 2005 and 128,992 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005.

(f) Includes 43,100 shares of Class A common stock this selling stockholder owns as of March 1, 2005 and 239,558 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005.

(g) Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Asset Management L.P., which is the investment manager to this selling stockholder, and may be deemed to beneficially own its shares. Mr. Fischer disclaims beneficial ownership of this selling stockholder's shares.

(h) Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management, L.P., which is the investment manager of this selling stockholder, and may be deemed to beneficially own its shares. Mr. Fischer disclaims beneficial ownership of this selling stockholder's shares.

(i) Includes 190,000 shares of Class A common stock this selling stockholder owns as of March 1, 2005 and 147,420 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005.

(j) Shares beneficially owned by this selling stockholder represent shares of class A common stock underlying convertible debentures convertible as of March 1, 2005, of which 223,071 shares are held of record by Pequot Scout Fund, L.P. ("Pequot Scout") and 145,479 shares are held of record by Pequot Navigator Onshore Fund, L.P. ("Pequot Navigator"). This selling stockholder is the investment manager to Pequot Scout and Pequot Navigator and exercises sole dispositive, investment and voting power for all the shares.

     Arthur J. Samberg is the sole shareholder of this selling stockholder and may be deemed to beneficially own its shares. Mr. Samberg disclaims beneficial ownership of the shares except for his pecuniary interest.

(k) Andrew C. Melfi is an officer of this selling stockholder and may be deemed to beneficially own its shares. Mr. Melfi disclaims beneficial ownership of this selling stockholder's shares.

(l) Includes 266,388 shares of Class A common stock this selling stockholder owns as of March 1, 2005 and 25,000 shares of Class A common stock underlying the warrants that are exercisable as of March 1, 2005.

(m) Russell Cleveland is a director of this selling stockholder and may be deemed to beneficially own its shares. Mr. Cleveland disclaims beneficial ownership of this selling stockholder's shares.

(n) Includes 184,275 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 and 55,283 shares of Class A common stock underlying warrants exercisable as of September 10, 2005.

(o) Includes 128,992 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 and 38,698 shares of Class A common stock underlying warrants exercisable as of September 10, 2005.

(p) Includes 239,558 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 and 71,867 shares of Class A common stock underlying warrants exercisable as of September 10, 2005.

(q) Includes 622,850 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 and 186,855 shares of Class A common stock underlying warrants exercisable as of September 10, 2005.

(r) Includes 175,676 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 and 52,703 shares of Class A common stock underlying warrants exercisable as of September 10, 2005.

(s) Includes 147,420 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 and 44,226 shares of Class A common stock underlying warrants exercisable as of September 10, 2005.

(t) Includes 145,479 and 223,071 shares of Class A common stock underlying convertible debentures convertible as of March 1, 2005 held of record by Pequot Scout and Pequot Navigator, respectively, as described in footnote
     (j) above, and shares of Class A common stock underlying warrants exercisable as of September 10, 2005 of which 66,921 shares are held of record by Pequot Scout and 43,644 shares are held of record by Pequot Navigator.

(u) Represents the number of shares that Mr. Farina has elected to include in this prospectus pursuant to his piggyback registration rights under Section
     1.12 of that certain Asset Purchase Agreement, dated as of October 19, 2004 among the Company, FiberSat, FiberSat Seller, Richard Wolfe, Ravi Patel, McKibben Communications, Globecomm Systems, Inc., Timothy Novoselski, Scott Smith and Michael Farina (the "October Rights Agreement").

(v) Represents the number of shares that Mr. Wolfe has elected to include in this prospectus pursuant to his piggyback registration rights under the October Rights Agreement.

(w) Represents the number of shares that Mr. Smith has elected to include in this prospectus pursuant to his piggyback registration rights under the October Rights Agreement.

(x) Represents the number of shares that Globecomm Systems Inc. has elected to include in this prospectus pursuant to its piggyback registration rights under the October Rights Agreement.

(y) Represents the number of shares that McKibben Communications has elected to include in this prospectus pursuant to its piggyback registration rights under the October Rights Agreement.

(z) Represents the number of shares that BFS US Special Opportunities Trust PLC ("BFS") has elected to include in this prospectus pursuant to its piggyback registration rights under Section 2(b)(1) of that certain Registration Rights Agreement, dated as of November 8, 2004, among the Company, BFS and Renaissance US Growth Investment Trust PLC ("Renaissance") (the "November Rights Agreement.").

(aa) Represents the number of shares that Renaissance has elected to include in this prospectus pursuant to its piggyback registration rights under the November Rights Agreement.

(bb) Represents the number of shares that this selling stockholder owns as of March 1, 2005 that are not included in this prospectus.

No selling stockholder has held a position as a director or executive officer nor has had a material relationship with us or any of our affiliates, or our or their predecessors, within the past 3 years.

                              PLAN OF DISTRIBUTION

     Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its or their shares of Class A common stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the date of this prospectus;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that it has not entered into any written or oral agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Class A common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M promulgated under the Exchange Act, which may limit the timing of purchases and sales of shares of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

     The validity of the offered shares of Class A common stock will be passed on for us by Kelley Drye & Warren LLP of New York, New York.


                                     EXPERTS

     The consolidated financial statements of AccessIT at March 31, 2003 and 2004 and for each of the two fiscal years in the period ended March 31, 2004 incorporated by reference into this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Hollywood SW at March 31, 2002 and 2003 and for each of the two fiscal years in the period ended March 31, 2003 incorporated by reference into this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report thereon, and are incorporated in reliance upon said report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of FiberSat Seller as of December 31, 2003 incorporated by reference into this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public


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accounting  firm, and are  incorporated  in reliance upon said report given upon the authority of such firm as experts in accounting and auditing.


           INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                TABLE OF CONTENTS

                                                                            PAGE
About this prospectus........................................................  2
Where you can find more information..........................................  2
Incorporation of certain documents by reference..............................  2
Forward looking statements...................................................  4
Prospectus summary...........................................................  6
Risk factors................................................................. 10
Use of proceeds.............................................................. 18
Selling stockholders......................................................... 19
Plan of distribution......................................................... 22
Legal matters................................................................ 23
Experts...................................................................... 23
Indemnification against liability under the Securities Act................... 24

..........
                                4,593,869 Shares

                              Class A common stock

                                   PROSPECTUS

                                 March 21, 2005


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